Exhibit 99.1

PEABODY ENERGY News Release

FOR IMMEDIATE RELEASE
June 25, 2014

PEABODY ENERGY ANNOUNCES SUCCESSFUL CONCLUSION
OF CONSENT SOLICITATION

ST. LOUIS, June 25, 2014 - Peabody Energy Corporation (NYSE: BYU) today announced the successful conclusion of its previously announced solicitation of consents from holders of its 4.75% Convertible Junior Subordinated Debentures due 2066.
The purpose of the consent solicitation was to amend the indenture related to the convertible debentures by eliminating provisions relating to mandatory and optional deferral of interest on the convertible debentures. These amendments will benefit the Company by providing greater financial flexibility and increased ease of administration with respect to the convertible debentures.
After receiving sufficient consents from the holders of the convertible debentures, Peabody Energy entered into a supplemental indenture reflecting the amendments described above. Those amendments bind all holders of convertible debentures.
Peabody Energy is the world's largest private-sector coal company and a global leader in sustainable mining, energy access and clean coal solutions. The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, go to PeabodyEnergy.com and AdvancedEnergyForLife.com.

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